UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2015

PORTLAND GENERAL ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

Oregon	001-5532-99	93-0256820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
121 SW Salmon Street, Portland, Oregon 97204
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events
General Rate Case - In February 2015, Portland General Electric Company (PGE or “the Company”) filed with the Public Utility Commission of Oregon (OPUC) a general rate case based on a 2016 test year (2016 GRC, or “the case”) and included costs related to the Carty Generating Station (Carty), which is currently under construction. PGE’s initial filing proposed a $66 million increase in annual revenues, representing an approximate 3.7% increase in overall customer prices and included:

•	A capital structure of 50% debt and 50% equity;

•	A return on equity of 9.9%;

•	A cost of capital of 7.67%; and

•	An average rate base of $4.5 billion.

PGE, OPUC Staff, and certain customer groups have now reached agreements that resolve all issues in the case.

In June, a partial stipulation was filed covering agreements reached on a variety of issues in the proceeding, including, with certain conditions, cost recovery of Carty. In addition, PGE updated 2016 power cost estimates and its load forecast, resulting in an adjusted revenue increase of $41 million as of July 15, 2015, a $25 million reduction to the originally filed increase of $66 million.

On August 28, 2015, supporting testimony was filed that reflects the impact of an additional stipulation reached by the parties, settling all remaining issues in the case. As revised, the expected net increase in annual revenue requirements of $18 million represents an increase of approximately 1% in overall customer prices and reflects:

•	A capital structure of 50% debt and 50% equity;

•	A return on equity of 9.6%, down from the current authorized rate of 9.68%;

•	A cost of capital of 7.52%, which will be updated for any new long-term debt issuances priced no later than November 1, 2015; and

•	An average rate base of $4.4 billion.

The net increase in annual revenue requirement as proposed in the Company’s initial filing and as revised consists of the following (in millions):

	As Filed February 12, 2015	Stipulations and Updates through July 15, 2015	August 2015 Stipulations and Updates	As Revised August 28, 2015
Carty	$83	$2	$(2)	$83
Base business cost*	39	(21)	(28)	$(10)
Supplemental tariff updates	(56)	(6)	7	$(55)
Annual revenue requirement, net	$66	$(25)	$(23)	$18

* The July reduction in base business revenue requirement includes various Operating and Maintenance and other cost adjustments ($11 million), lower net variable power cost (NVPC) ($7 million), and the Grassland switchyard moved from base business to Carty ($3 million). The August reduction in base business revenue requirement consists primarily of a lower return on equity than requested ($10 million), lower NVPC ($10 million), miscellaneous reductions ($4 million), and settlement on cost of capital and all other issues in the filing ($4 million).

The net annual revenue requirement increase of $18 million, or 1%, will be effective in two phases. A $37 million decrease, representing a 2.1% decrease in customer prices, will be effective January 1, 2016. The decrease will consist of a reduction in base business costs of $10 million and a decrease of $27 million related to the amortization and recognition of certain customer credits through supplemental tariffs. A $55 million annualized increase, representing a customer price increase of 3.1%, will be effective when Carty becomes operational, subject to the site becoming operational by July 31, 2016. The increase will consist of an $83 million annualized increase related to the cost recovery of Carty and a $28 million annualized decrease related to the amortization of certain customer credits through supplemental tariffs.

Updates to the load forecast, to be finalized in October 2015; power costs, to be finalized in November 2015; and actual cost of debt, including any new issuances priced no later than November 1, 2015, may further change the amounts shown in the table above. Regulatory review of the 2016 GRC will continue, with a final order expected to be issued by the OPUC by December 2015. All the stipulations remain subject to OPUC approval.

The 2016 GRC filing (OPUC Docket UE 294), as well as copies of direct testimony, exhibits and stipulations discussed above, are expected to be made available on the OPUC Internet website at www.oregon.gov/puc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date:	August 28, 2015	By:	/s/ James J. Piro
James J. Piro
President and Chief Executive Officer

4